Exhibit 99.1

Micron Initiates a Quarterly Cash Dividend

Dividend demonstrates commitment to shareholders; marks major milestone in the New Micron transformation

BOISE, Idaho, Aug. 02, 2021 – Micron Technology, Inc. (Nasdaq: MU), today announced that its Board of Directors has declared a quarterly dividend of $0.10 per share of Micron’s outstanding Common Stock. The initial quarterly dividend will be payable in cash on October 18, 2021, to shareholders of record as of the close of business on October 1, 2021.

“Micron’s remarkable transformation over the last several years has put the company in an outstanding position, with technology leadership, a robust product portfolio, enhanced profitability, and a strong, investment grade balance sheet. This transformation creates the opportunity today to enhance the value of our capital returns program,” said Micron Technology President and CEO Sanjay Mehrotra. “Initiating a common stock dividend reflects our confidence in Micron’s future and our commitment to creating compelling value for shareholders.”

The dividend augments the share repurchase plan that Micron announced in May 2018.Through its most recently reported quarterly results, Micron has returned approximately $4 billion in share repurchases and the cash settlement of convertible securities, retiring 90 million shares at an average price of $42.

Investor Webcast

Micron will host a conference call on Monday, August 2, 2021 at 2:30 p.m. Mountain time to discuss its updated capital allocation strategy. A live webcast of the call will be available online at investors.micron.com. A webcast replay will be available for one year after the call. For Investor Relations and other company updates, follow @MicronTech on Twitter at twitter.com/MicronTech.

About Micron Technology, Inc.

We are an industry leader in innovative memory and storage solutions transforming how the world uses information to enrich life for all. With a relentless focus on our customers, technology leadership, and manufacturing and operational excellence, Micron delivers a rich portfolio of high-performance DRAM, NAND, and NOR memory and storage products through our Micron® and Crucial® brands. Every day, the innovations that our people create fuel the data economy, enabling advances in artificial intelligence and 5G applications that unleash opportunities — from the data center to the intelligent edge and across the client and mobile user experience. To learn more about Micron Technology, Inc. (Nasdaq: MU), visit micron.com.

© 2021 Micron Technology, Inc. All rights reserved. Micron, the Micron logo, and all other Micron trademarks are the property of Micron Technology, Inc. All other trademarks are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements regarding our expected dividend payments. These forward- looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially. Please refer to the documents we file with the Securities and Exchange Commission, specifically our most recent Form 10-K and Form 10-Q. These documents contain and identify important factors that could cause our actual results to differ materially from those contained in these forward-looking statements. These certain factors can be found at micron.com/certainfactors. Although we believe that the expectations reflected in the forward- looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. We are under no duty to update any of the forward-looking statements after the date of this release to conform these statements to actual results.

Micron Media Relations Contact
Tate Tran
Micron Technology, Inc.
+1 (408) 802-0602
tatetran@micron.com

Micron Investor Relations Contact
Farhan Ahmad
Micron Technology, Inc.
+1 (408) 834-1927
farhanahmad@micron.com